Patrick Industries, Inc. Reports Second Quarter 2020 Financial Results
Second Quarter 2020 Highlights (all metrics compared to Second Quarter 2019 unless otherwise noted)

•	Net sales of $424.0 million decreased 30.8% primarily as a result of production shutdowns by certain OEM customers in all of our end markets in April and early May related to the COVID-19 pandemic

•	Operating income of $12.1 million, including COVID-19 related and other non-recurring cash and non-cash pretax charges of approximately $4.5 million

•	Net income of $0.7 million

•	Diluted EPS of $0.03

•	Available liquidity, including $111 million cash on hand, of $521 million at June 28, 2020

•	Significant recovery in end markets in May and June

ELKHART, IN - July 30, 2020 - Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of component and building products for the recreational vehicle (“RV”), marine, manufactured housing (“MH”), and industrial markets, today reported financial results for the second quarter ended June 28, 2020.
Net sales for the second quarter of 2020 decreased $189.2 million, or 30.8%, to $424.0 million from $613.2 million in the same quarter of 2019. The decrease was primarily attributable to business disruption in our end markets related to the COVID-19 pandemic, the resulting temporary shutdown of certain plants in April and early May in alignment with our OEM customers’ shutdown schedules, and associated lost production and shipping days.
Patrick reported operating income of $12.1 million, a decrease of 73.2%, or $33.1 million, from $45.2 million reported in the second quarter of 2019. Net income in the second quarter of 2020 was $0.7 million compared to $27.4 million in the second quarter of 2019. Net income per diluted share was $0.03 for the second quarter of 2020 compared to $1.18 for the second quarter of 2019. The second quarter 2020 results include cash and non-cash non-recurring pretax charges related to COVID-19 and other items of approximately $4.5 million, or $0.12 per diluted share.
Net sales for the six months ended June 28, 2020 decreased 17.0%, or $208.1 million, to $1,013.3 million from $1,221.4 million for the six months ended June 30, 2019. Operating income for the six months ended June 28, 2020 was $51.4 million, a decrease of 36.6%, or $29.7 million, from the same period of 2019. Net income for the first six months of 2020 was $21.9 million compared to net income of $48.3 million for the first six months of 2019, and net income per diluted share for the first six months of 2020 was $0.95 per diluted share compared to $2.07 for the first six months of 2019.
"We are pleased with our operating and financial performance during the second quarter and the tremendous flexibility and adaptability of our team as we navigated significant uncertainty and production shutdowns in both our leisure lifestyle and housing and industrial markets," said Andy Nemeth, President and Chief Executive Officer. "In particular, the RV industry experienced a five-week production shutdown, while various marine OEMs had production shutdowns ranging from one to five weeks. Our team took quick, disciplined and focused actions to reduce our fixed cost structure to align with our revenue stream starting at the end of the first quarter and during the second quarter. This helped position us to mitigate significant headwinds caused by COVID-19 during the second quarter, while strengthening and solidifying our operating platform to address ongoing uncertainty related to the pandemic. In the latter half of the second quarter, rising demand in our RV, marine, and MH markets benefited from an increase in interest from new consumers in addition to those already in the retail pipeline. We expect this momentum to continue into the second half of 2020. Additionally, we believe that the continued

resilience and subsequent surge in retail demand in these markets have further reduced dealer inventories from what we believe were already at a low point heading into the 2020 selling season."
Second Quarter 2020 Sales by Market Sector (all metrics compared to Second Quarter 2019 unless otherwise noted)
RV (48% of Sales)

•	Revenues of $204.1 million decreased 40%, while RV industry wholesale unit shipments for the quarter declined 35%;

•	RV content per wholesale unit (on a trailing twelve-month basis) decreased 2% to $3,086.
Marine (14% of Sales)

•	Revenues of $59.0 million decreased 34%, while marine powerboat industry wholesale unit shipments decreased an estimated 39%;

•	Marine powerboat content per retail unit (on a trailing twelve-month basis) decreased 13% to an estimated $1,439.
MH (21% of Sales)

•	Revenues of $90.3 million decreased 18%, with a 17% decrease in MH industry wholesale unit shipments, according to Company estimates;

•	MH content per wholesale unit (on a trailing twelve-month basis) increased 16% to an estimated $4,529.
Industrial (17% of Sales)

•	Revenues of $70.6 million decreased 2%;

•	In residential housing, the Company’s primary industrial market, new housing starts decreased 17% in the second quarter of 2020.

The Company’s content per unit in the RV, marine and MH market sectors was negatively impacted by COVID-19 in the second quarter of 2020 as manufacturers curtailed production in April and early May, while continuing to ship finished product.
COVID-19 Business Impact
Following a temporary suspension of operations at certain of the Company's facilities in late March, April and early May, our plants started to incrementally increase production levels as demand began to recover in our end markets by mid-May, with the majority of our direct labor workforce returning to production. As plants resumed operations, the Company implemented extensive safety protocols in alignment with federal, state and local guidelines to provide a safe working environment for its team members.
Balance Sheet, Cash Flow and Capital Allocation
Patrick generated cash flow from operations of $39.4 million for the six months ended June 28, 2020, a decrease of 58% compared to the prior year, which primarily reflected a reduction in net income due to pandemic-related business disruptions, strategically carrying additional inventories to ensure our ability to support our customers once they resumed production, and an increase in accounts receivable which, due to the timing of customer payments, did not reflect approximately $15 million of collections within two business days following the quarter end. Capital expenditures during the six months ended June 28, 2020 were $11.3 million, 38% lower than in the prior year period, reflecting a higher level of strategic project spending in the first six months of 2019 and the Company’s efforts to reduce non-essential capital expenditures during April and May 2020 in reaction to the COVID-19 pandemic. The Company expects to return to previous levels of capital expenditures in the latter half of 2020 reflecting expectations for increased demand in its end markets.
The Company returned $5.8 million to shareholders in the form of quarterly dividends during the second quarter of 2020 in alignment with its dividend policy.

The Company’s net debt at the end of the quarter was approximately $593 million. Available liquidity, comprised of borrowing availability under the Company’s credit facility and $111.1 million of cash on hand, was approximately $521 million, with no major debt maturities until 2023.
2020 Outlook
"Momentum in our RV and marine markets continues to be strong, reflecting the value proposition of outdoor recreation and the ability to spend quality time with family and friends in a COVID and post-COVID environment," Mr. Nemeth said. "In addition, our MH and industrial markets are benefitting from low interest rates, pent up demand for affordable housing, and a tight U.S. housing market. With increased visibility into our four primary end markets, we believe we will have opportunities to quickly pivot and invest strategically in our acquisition pipeline and existing businesses to support the growth of our OEM customers. At the same time, our highest priority remains the safety and well-being of our incredibly talented and dedicated team members, who have been working tirelessly to serve our customers within all of our end markets."
Mr. Nemeth continued, "Despite the ongoing uncertainty caused by the pandemic, we are optimistic about our business outlook given the trajectory of our end markets and our flexible, highly variable cost structure which, along with our strong liquidity and balance sheet, position us to navigate a variety of economic scenarios with the goal of taking care of our customers and team members at the highest level."
Conference Call Webcast
As previously announced, Patrick Industries will host an online webcast of its second quarter 2020 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “Investor Relations,” on Thursday, July 30, 2020 at 10:00 a.m. Eastern time. In addition, a supplemental earnings presentation can be accessed on the Company’s website, www.patrickind.com under “Investor Relations - Presentations.”

About Patrick Industries, Inc.
Patrick Industries, Inc. is a major manufacturer and distributor of component products and building products serving the recreational vehicle, marine, manufactured housing, residential housing, high-rise, hospitality, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, and other industrial markets and operates coast-to-coast in various locations throughout the United States and in Canada, China and the Netherlands. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures and tile systems, thermoformed shower surrounds, specialty bath and closet building products, fiberglass and plastic helm systems and component products, wiring and wire harnesses, boat covers, towers, tops and frames, electrical systems components including instrument and dash panels, softwoods lumber, interior passage doors, air handling products, RV painting, slotwall panels and components, aluminum fuel tanks, and CNC molds and composite parts and other products. The Company also distributes drywall and drywall finishing products, electronics and audio systems components, wiring, electrical and plumbing products, appliances, cement siding, raw and processed lumber, FRP products, interior passage doors, roofing products, tile, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products, in addition to providing transportation and logistics services.
Use of Financial Metrics
In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides financial metrics, such as RV, marine and MH content per unit, net debt and available liquidity, as well as the quantification of non-recurring costs incurred related to COVID-19 and other items, which we believe are important measures of the Company's business performance. These metrics should not be considered alternatives to U.S. GAAP. Our computations of content per unit, net debt and available liquidity, and non-recurring costs may differ from similarly titled measures used by others. You should not consider these metrics in isolation or as substitutes for an analysis of our results as reported under U.S. GAAP.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of the continuing financial and operational uncertainty due to the COVID-19 pandemic, including its impact on the overall economy, our sales, customers, operations, team members, suppliers, and the countries where we have operations or from which we source products and raw materials, such as China; adverse economic and business conditions, including cyclicality and seasonality in the industries we sell our products; the deterioration of the financial condition of our customers or suppliers; the loss of a significant customer; changes in consumer preferences; pricing pressures due to competition; conditions in the credit market limiting the ability of consumers and wholesale customers to obtain retail and wholesale financing for RVs, manufactured homes, and marine products; the imposition of restrictions and taxes on imports of raw materials and components used in our products; information technology performance and security; any increased cost or limited availability of certain raw materials; the impact of governmental and environmental regulations, and our inability to comply with them; our level of indebtedness; the ability to remain in compliance with our credit agreement covenants; the availability and costs of labor and production facilities; inventory levels of retailers and manufacturers; the ability to generate cash flow or obtain financing to fund growth; future growth rates in the Company's core businesses; realization and impact of efficiency improvements and cost reductions; the successful integration of acquisitions and other growth initiatives; increases in interest rates and oil and gasoline prices; the ability to retain key executive and management personnel; the disruption of business resulting from natural disasters or other unforeseen events, and adverse weather conditions impacting retail sales.

There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. Information about certain risks that could affect our business and cause actual results to differ from those expressed or implied in the forward-looking statements are contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, which is filed with the Securities and Exchange Commission (“SEC”) and is available on the SEC’s website at www.sec.gov. Each forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date on which it is made.
Contact:
Julie Ann Kotowski
Investor Relations
kotowskj@patrickind.com
574.294.7511

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Second Quarter Ended		Six Months Ended
(thousands except per share data)	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019

NET SALES	$424,045	$613,218	$1,013,277	$1,221,436
Cost of goods sold	350,324	500,557	830,075	1,002,227
GROSS PROFIT	73,721	112,661	183,202	219,209

Operating Expenses:
Warehouse and delivery	20,209	26,270	44,941	50,311
Selling, general and administrative	31,628	32,894	67,497	70,586
Amortization of intangible assets	9,778	8,268	19,379	17,257
Total operating expenses	61,615	67,432	131,817	138,154

OPERATING INCOME	12,106	45,229	51,385	81,055
Interest expense, net	10,821	8,636	21,313	17,619
Income before income taxes	1,285	36,593	30,072	63,436
Income taxes	571	9,177	8,171	15,171
NET INCOME	$714	$27,416	$21,901	$48,265

BASIC NET INCOME PER COMMON SHARE	$0.03	$1.19	$0.96	$2.09
DILUTED NET INCOME PER COMMON SHARE	$0.03	$1.18	$0.95	$2.07

Weighted average shares outstanding - Basic	22,667	23,102	22,840	23,071
Weighted average shares outstanding - Diluted	22,932	23,316	23,098	23,282

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

	As of
(thousands)	June 28, 2020	December 31, 2019
ASSETS
Current Assets
Cash and cash equivalents	$111,062	$139,390
Trade receivables, net	143,614	87,536
Inventories	261,691	253,870
Prepaid expenses and other	21,086	36,038
Total current assets	537,453	516,834
Property, plant and equipment, net	184,797	180,849
Operating lease right-of-use assets	96,065	93,546
Goodwill and intangible assets, net	671,383	676,363
Deferred financing costs, net	2,706	2,978
Other non-current assets	392	423
TOTAL ASSETS	$1,492,796	$1,470,993

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current maturities of long-term debt	$5,000	$5,000
Current operating lease liabilities	28,567	27,694
Accounts payable	115,838	96,208
Accrued liabilities	69,132	58,033
Total current liabilities	218,537	186,935
Long-term debt, less current maturities, net	673,138	670,354
Long-term operating lease liabilities	68,318	66,467
Deferred tax liabilities, net	19,056	27,284
Other long-term liabilities	20,479	22,472
TOTAL LIABILITIES	999,528	973,512

SHAREHOLDERS’ EQUITY
Common stock	173,178	172,662
Additional paid-in-capital	24,534	25,014
Accumulated other comprehensive loss	(8,292)	(5,698)
Retained earnings	303,848	305,503
TOTAL SHAREHOLDERS’ EQUITY	493,268	497,481
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,492,796	$1,470,993

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
(thousands)	June 28,	June 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$21,901	$48,265
Depreciation and amortization	34,689	30,247
Stock-based compensation expense	6,347	8,172
Amortization of convertible notes debt discount	3,505	3,382
Other adjustments to reconcile net income to net cash provided by operating activities	(4,330)	(579)
Change in operating assets and liabilities, net of acquisitions of businesses	(22,740)	4,327
Net cash provided by operating activities	39,372	93,814
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(11,305)	(18,177)
Other investing activities	(23,712)	3,111
Net cash used in investing activities	(35,017)	(15,066)

NET CASH FLOWS USED IN FINANCING ACTIVITIES	(32,683)	(62,071)
Increase (decrease) in cash and cash equivalents	(28,328)	16,677
Cash and cash equivalents at beginning of period	139,390	6,895
Cash and cash equivalents at end of period	$111,062	$23,572